Exhibit 16.1

Stonefield Josephson, Inc.

September 15, 2010

Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs/Mesdames:

Re:           Geeknet, Inc. (the “Company”)

We have read the statements of the Company included under Item 4.01(a) of Form 8-K dated September 15, 2010 and agree with such statements as they pertain to Stonefield Josephson, Inc.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ Stonefield Josephson, Inc.
San Francisco, CA